                                                                    Exhibit 10.1

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

                                       BY

                           NATIONAL DATA CORPORATION

                                      AND

                              GLOBAL PAYMENTS INC.


                               TABLE OF CONTENTS

                                                                     PAGE
ARTICLE    I     Definition of Terms                                   2

ARTICLE    II    Allocation of Income Tax Liabilities                  6

ARTICLE    III   Preparation and Filing of Tax Returns                 8

ARTICLE    IV    Refunds, Carrybacks, and Tax Benefits                10

ARTICLE    V     Tax Payments and Intercompany Billings               13

ARTICLE    VI    Assistance and Cooperation                           16

ARTICLE    VII   Tax Records                                          17

ARTICLE    VIII  Tax Contests                                         17

ARTICLE    IX    No Inconsistent Actions                              18

ARTICLE    X     Survival of Obligations                              19

ARTICLE    XI    Employee Matters                                     19

ARTICLE    XII   Treatment of Payments; Tax Gross Up                  19

ARTICLE    XIII  Disagreements                                        20

ARTICLE    XIV   Late Payments                                        20

ARTICLE    XV    Expenses                                             20

ARTICLE    XVI   General Provisions                                   21

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

     This Agreement is entered into as of January 31, 2001 by National Data Corporation, a Delaware corporation ("NDC"), and Global Payments Inc., a Georgia corporation ("Newco"). Capitalized terms used in this Agreement are defined herein. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                   RECITALS

     WHEREAS, NDC is the common parent of an Affiliated Group that currently files consolidated income tax returns and that is engaged in the Health Information Services Business and the eCommerce Business;

     WHEREAS, the board of directors of NDC has determined that it would be in the best interests of NDC and its stockholders to separate the eCommerce Business from the Health Information Services Business;

     WHEREAS, NDC has caused Newco to be incorporated under the laws of the State of Georgia to effect such separation;

     WHEREAS, NDC and Newco have entered into the Distribution Agreement and the Ancillary Agreements (other than this Agreement), pursuant to which NDC has contributed and transferred to Newco, and Newco has received and assumed, (i) the stock of the NDC eCommerce Subsidiaries, (ii) an 0.85% general partnership interest in GPS Holding Limited Partnership; and (iii) the intellectual property used in the conduct of the eCommerce Business (the "Contributions");

     WHEREAS, NDC and Newco intend that the Contributions in exchange for Newco Common Stock qualify as tax-free transactions under Section 368(a)(1)(D) of the Code;

     WHEREAS, NDC currently owns all of the issued and outstanding Newco Common Stock;

     WHEREAS, NDC contemplates that, immediately after the Contributions and pursuant to the terms of the Distribution Agreement, NDC will distribute to the holders of NDC Common Stock by means of a pro rata distribution all of the shares of Newco Common Stock owned by NDC (the "Distribution");

     WHEREAS, NDC and Newco intend that the Distribution will be tax-free to NDC and its stockholders under Section 355 of the Code;

     WHEREAS, as a result of the Distribution, Newco will cease to be a member of the Affiliated Group of which NDC is the common parent, effective as of the Distribution Date; and

     WHEREAS, the Companies desire to provide for and agree upon the allocation of liabilities between the parties for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I
                              Definition of Terms

     For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

     "ACCOUNTING CUTOFF DATE" means, with respect to Newco, any date as of the end of which there is a closing of its financial accounting records.

     "ACCOUNTING FIRM" shall have the meaning provided in Article XIII.

     "ADJUSTMENT REQUEST" means any formal or informal claim or request filed with any Taxing Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return, or if applicable, as previously adjusted, or (ii) any claim for refund or credit of Taxes previously paid.

     "AFFILIATE" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.

     "AFFILIATED GROUP" means an affiliated group of corporations within the meaning of Section 1504(a) of the Code (determined without regard to the exceptions contained in Section 1504(b) of the Code) for the taxable period in question.

     "AGREEMENT" means this Tax Sharing and Indemnification Agreement.

     "ANCILLARY AGREEMENTS" has the meaning set forth in the Distribution Agreement.

     "CARRYBACK" or "CARRYFORWARD" means any net operating loss, net capital loss, excess tax credit, foreign tax credit, or other similar Tax Item that may or must be carried from one Tax Period to another Tax Period under the Code or other applicable Tax Law.

     "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor law.

     "COMPANY" means NDC or Newco.

     "CONSOLIDATED INCOME TAX RETURN" OR "COMBINED INCOME TAX RETURN" means any Tax Return relating to Income Tax that is computed by reference to the assets and activities of members of both the NDC Group and the Newco Group.

     "CONTRIBUTION DATE" means the date on which the Contributions are made by NDC to Newco.

     "DCL " means a dual consolidated loss as defined in Section 1503(d) of the Code and the DCL Regulations.

     "DCL Regulations" means Treasury Regulation Section 1.1503-2A, Treasury Regulation Section 1.1503-2, or any successor regulation as in effect from time to time.

     "DISTRIBUTION" means the distribution to holders of NDC Common Stock of all of the outstanding shares of Newco Common Stock.

     "DISTRIBUTION AGREEMENT" means the Distribution Agreement by and between NDC and Newco, dated January 31, 2001.

     "DISTRIBUTION DATE" has the meaning set forth in the Distribution
Agreement.

     "eCOMMERCE BUSINESS" has the meaning set forth in the Distribution
Agreement.

     "FEDERAL INCOME TAX" means any Income Tax imposed by the United States government.

     "FOREIGN INCOME TAX" means any Income Tax imposed by any foreign country or any possession of the United States or by any political subdivision of any foreign country or United States possession.

     "GROUP" means the NDC Group or the Newco Group, as the context requires.

     "HEALTH INFORMATION SERVICES BUSINESS" has the meaning set forth in the Distribution Agreement.

     "INCOME TAX" means all Taxes (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits or (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation Taxes) if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in clause (i) above.

     "INTERNAL REVENUE SERVICE" OR "IRS" means the United States Internal Revenue Service or the United States Department of the Treasury, as the context requires.

     "IRS PRIVATE LETTER RULING" means the private letter ruling issued by the IRS in response to the letter filed by NDC requesting a ruling from the IRS regarding certain tax consequences of the Transactions.

     "NDC COMMON STOCK" means the outstanding shares of common stock, $0.125 par value, of NDC.

     "NDC eCOMMERCE SUBSIDIARIES" means National Data Payment Systems, Inc., Global Payment Holding Company, NDC Holdings (UK) Ltd., and Merchant Services USA, Inc.

     "NDC FEDERAL CONSOLIDATED RETURN" means any United States Federal Consolidated Income Tax Return for the Affiliated Group that includes NDC as the common parent.

     "NDC GROUP"' means, for each taxable period, the Affiliated Group of which NDC or any successor of NDC is the common parent; provided, however, the NDC Group shall not include the Newco Group.

     "NEWCO COMMON STOCK" means the outstanding shares of no par common stock of Newco.

     "NEWCO GROUP" means (i) with respect to any Pre-Distribution Period, the NDC eCommerce Subsidiaries and their respective subsidiaries, and (ii) with respect to any Post-Distribution Periods, the Affiliated Group of which Newco or any successor of Newco is the common parent.

     "NEWCO FEDERAL CONSOLIDATED RETURN" means any United States Federal Tax Return or Returns with respect to any Post-Distribution Periods filed by Newco alone or by the Affiliated Group that includes Newco as the common parent.

     "OTHER TAX" means any Tax that is not an Income Tax.

     "PAYMENT DATE" means (i) with respect to any NDC Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any Consolidated or Combined State Income Tax Return, the corresponding dates determined under the applicable Tax Law.

     "POST-DISTRIBUTION PERIOD" means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

     "PRE-DISTRIBUTION PERIOD" means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

     "PRIME RATE" means the prime rate of interest as published in the "Money Rates" column of The Wall Street Journal, Eastern Edition; in the event that more than one such rate is reported, the "Prime rate" shall equal the average of such rates. Use of the term "Prime Rate" shall mean a per annum rate, simple interest.

     "RESPONSIBLE COMPANY" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

     "RESTRUCTURING TAX" means the Taxes described in Section 2.4(a).

     "SEPARATE COMPANY TAX" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

     "SECTION 355(e) EVENT" means an event described in Section 2.4(b).

     "STRADDLE PERIOD" means any Tax Period that begins on or before and ends after the Distribution Date.

     "STATE INCOME TAX" means any Income Tax imposed by any State of the United States or by any political subdivision of any such State.

     "TAINTING ACT" shall have the meaning provided in Article IX.

     "TAX" or "TAXES" means all forms of taxation, whenever created or imposed, whether domestic or foreign, or whether imposed by a Taxing Authority, and without limiting the generality of the foregoing shall include any net income, gross income, gross receipts, profits, capital stock, franchise, payroll, withholding, social security, unemployment, employment, workers compensation, disability, property, ad valorem, stamp, excise, severance, occupation, premium, service, sales, use, license, lease, transfer, recording, import, export, value added, alternative or add-on minimum, estimated, or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Taxing Authority, together with any interest, penalties, additions to tax, or additional amounts imposed by any such Taxing Authority.

     "TAXING AUTHORITY" means, with respect to any Tax, the nation, locality, municipality, government, state, federation, or any political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

     "TAX BENEFIT" means any refund of, credit against, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments) and any interest in respect of the foregoing, net of the effect on otherwise required Tax payment of any associated or corresponding item of income or gain, or other increase in otherwise required Tax payments.

     "TAX CONTEST" means an audit, review, examination, dispute, suit, action, litigation, or any other administrative or judicial proceeding by or against the IRS or any other Taxing Authority with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any claim for refund).

     "TAX ITEM" means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit, recapture of credit or any other item that increases or decreases Taxes paid or payable.

     "TAX LAW" means the law of any governmental entity or political subdivision thereof relating to any Tax.

     "TAX PERIOD"' means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

     "TAX RECORDS" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Taxing Authority.

     "TAX RETURN" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

     "TRANSACTIONS" means the Contributions and the Distribution as contemplated by the Distribution Agreement.

     "TREASURY REGULATIONS" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

     "TRIGGERING EVENT" means any one or more events specified in Treasury Regulation Section 1.1503-2(g)(2)(iii)(A) or Treasury Regulation 1.1503-2A(d)(4), the occurrence of which would require the recapture of DCLs, plus applicable interest, into income as provided in the DCL Regulations.

                                   SECTION II
                      Allocation of Income Tax Liabilities

     Section 2.1.   Federal, State, and Foreign Income Tax.  Except as otherwise
                    --------------------------------------
provided in this Agreement, Federal, State, and Foreign Income Tax liability shall be allocated as follows:

             (a) Pre-Distribution Periods. For each Pre-Distribution Period ending prior to June 1, 1993, Federal, State, and Foreign Income Tax expense was appropriately recorded on the separate company books for each member of the Newco Group. For each Pre-Distribution Period beginning after May 31, 1993, Newco's liability for any Federal, State, and Foreign Income Tax shall be determined under the "Book-Tax Method." Under this method, Newco's liability for Federal, State, and Foreign Income Tax is computed by applying each year's overall effective Income Tax rate derived for the Newco Group to that year's book income of each member of such group. Such method is followed for each Pre-Distribution Period beginning after May 31, 1993. To the extent there is a net Tax expense, Newco shall be liable for and shall pay NDC an amount equal to such expense. To the extent there is a Tax benefit, NDC shall be liable for and shall pay Newco an amount equal to such benefit. NDC shall be liable for all Federal, State, and Foreign Income Tax for the Pre-Distribution Periods other than amounts for which Newco is liable pursuant to this Section 2.1(a). NDC and Newco previously have agreed to the amount of Newco's liability for Federal, State and Foreign Income Tax for the Pre-Distribution Periods ending on or before May 31, 2000, under the Book-Tax Method. Such agreed Tax liability shall not be altered except as a result of adjustments resulting from the audit of the Tax Returns relating to such tax periods.

             (b) Post-Distribution Periods. Newco shall be responsible for all Federal, State, and Foreign Income Tax imposed on members of the Newco Group with respect to all Post-Distribution Periods. NDC shall be responsible for all Federal, State, and Foreign Income Tax imposed on members of the NDC Group with respect to all Post-Distribution Periods.

     Section 2.2.   [Reserved]

     Section 2.3.   Other Taxes.  Except as otherwise provided in this
                    -----------
Agreement, Newco shall be liable to and pay the applicable Taxing Authority any Other Tax that is imposed on any member of the

Newco Group and NDC shall be liable to and pay the applicable Taxing Authority any Other Tax that is imposed on any member of the NDC Group.

     Section 2.4.   Transaction Taxes.
                    -----------------

             (a) General. Except as otherwise provided in this Section 2.4, NDC shall be responsible for and pay any and all liability for Taxes resulting from the Transactions. This shall include but shall not be limited to (i) any sales and use, gross receipts, or other transfer Taxes imposed on the transfers occurring pursuant to the Transactions together with any Tax resulting from any income or gain recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of the Transactions, and (ii) except as otherwise provided in Section 2.4(b), any Tax resulting from any income or gain recognized as a result of any of the Transactions failing to qualify for tax-free treatment under Sections 351, 355, 361, 368, or other provisions of the Code (as contemplated in the IRS Private Letter Ruling) or corresponding provisions of other applicable Tax Laws.

             (b) Inconsistent Acts and Events. NDC or Newco, as the case may be, shall be liable for, and shall indemnify and hold harmless the members of the other Group from and against any liability for, any Restructuring Tax (described in Sections 2.4(a) above) to the extent arising from (i) any breach by such indemnifying party of the representations or covenants under Article IX,
(ii) any Tainting Act performed by such indemnifying party, (iii) the inaccuracy of any factual statements or representations made by such indemnifying party in connection with the IRS Private Letter Ruling, but only to the extent such inaccuracy arises from facts in existence prior to the Distribution Date, or
(iv) any Section 355(e) Event with respect to the indemnifying party. A Section 355(e) Event with respect to an entity occurs if one or more persons acquire directly or indirectly stock of such entity representing a 50% or greater interest in such entity within the meaning of Section 355(e) of the Code.

     Section 2.5.   Calculation of Tax Liability.
                    ----------------------------

             (a)    [Reserved]

             (b) The principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies shall apply in determining whether a Tax Item is attributable to a Tax Period provided that (i) no election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's item), and (ii) if the Distribution Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation
Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month that includes the Distribution Date.

             (c) In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as an extraordinary item described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Distribution Periods.

     Section 2.6.   Tax Payments and Intercompany Billings.  After the
                    --------------------------------------
Distribution Date, each Company shall pay the Taxes allocated to it by this
Article II either to the applicable Taxing Authority or to the other Company in accordance with Article V.

                                  ARTICLE III
                     Preparation and Filing of Tax Returns

     Section 3.1.   General.  Except as otherwise provided in this Article III,
                    -------
Income Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation with one another in accordance with Article VI with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VI.

     Section 3.2.   Pre-Distribution Period and Straddle Period Tax Returns. All
                    -------------------------------------------------------
Income Tax Returns required to be filed for Pre-Distribution Periods or Straddle Periods, shall be:

               (i) prepared and filed by NDC, in the case of any Consolidated or Combined Income Tax Return; and

               (ii) prepared and filed, or caused to be prepared and filed, by the Company to which such Tax Return relates in all other cases.

Newco shall, for each Tax Period or portion thereof for which Newco or a member of the Newco Group is included in a Tax Return described in clause (i) of the preceding sentence, provide NDC with (A) a true and correct pro forma Tax Return for the Newco Group together with an accompanying computation of Tax liability of the Group prepared in accordance with the Book-Tax Method, (B) separate pro forma Tax Returns for each member of the Newco Group together with accompanying computations of the separate Tax Return Tax liabilities of each member of the Group, and (C) a reconciliation of book income to Federal taxable income for each member of the Newco Group. Newco hereby agrees to use its best efforts to provide NDC with such returns and computations no later than the first day of the sixth month following the end of the period to which such returns and computations relate, but in any event shall provide such returns and computations to NDC no later than the fifteenth day of the sixth month following the end of the period to which such returns and computations relate. Newco, in preparing the above mentioned pro forma Tax Returns for its Group, shall not consider or give effect to any (i) net operating loss carryover or carryback,
(ii) capital loss carryover or carryback, (iii) excess charitable deduction carryover, (iv) excess tax carryover or carryback, or (v) other similar carryback or carryback item.

     Section 3.3.   Post-Distribution Period Tax Returns.  Except as otherwise
                    ------------------------------------
provided in Section 3.2 with respect to Straddle Period Tax Returns:

               (i) All Tax Returns related to Newco or the Newco Group for Post-Distribution Periods shall be prepared and filed (or caused to be prepared and filed) by Newco; and

               (ii) All Tax Returns related to NDC or the NDC Group for Post-Distribution Periods shall be prepared and filed (or caused to be prepared and filed) by NDC.

     Section 3.4.   Tax Accounting Practices.
                    ------------------------

             (a) General Rule. Except as otherwise provided in this Section 3.4, any Income Tax Return for any Pre-Distribution Period or any Straddle Period, and any Income Tax Return for any Post-Distribution Period to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return for any Pre-Distribution Period or any Straddle Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are not longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practice selected by the Responsible Company.

               (b) Reporting of Transaction Tax Items. The tax treatment reported on any Tax Return of Tax Items relating to the Transaction shall be consistent with the treatment of such item in the IRS Private Letter Ruling. To the extent there is a Tax Item relating to the Transactions that is not covered by the IRS Private Letter Ruling, the tax treatment of such Tax Items on a Tax Return shall be determined by the Responsible Company with respect to such Tax Return, provided (i) there is a reasonable basis for such tax treatment and (ii) such tax treatment is not inconsistent with the tax treatment contemplated in the IRS Private Letter Ruling. Such Tax Return shall be submitted for review pursuant to Section 3.5(a), and any dispute regarding such proper tax treatment shall be referred for resolution pursuant to Article XIII sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the return.

     Section 3.5.   Right to Review Tax Returns.
                    ---------------------------

             (a) General. The Responsible Company with respect to any Tax Return shall make such Tax Return and related Tax Records available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable, (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or
(iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return and Tax Records available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns or Tax Records.

             (b) Execution of Returns Prepared by Other Party. In the case of any Tax Return that is required to be prepared and filed by one Company under this Agreement and that is required by law to be signed by another Company (or by its authorized representative), the Company that is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the tax treatment of any material items reported on the Tax Return. Any such Tax Return shall be supplied by the Company responsible for its preparation and filing to the Company responsible for its signing at least five days prior to the due date of such Tax Return (including applicable extensions) and such signing Company shall deliver an executed copy of such Tax Return to the filing Company at least two days prior to the due date of such Tax Return (including applicable extensions).

                                  ARTICLE IV
                     Refunds, Carrybacks, and Tax Benefits

     Section 4.1.   [Reserved]

     Section 4.2.   Claims for Refund, Carrybacks, and Self-Audit Adjustments
                    ---------------------------------------------------------
("Adjustment Requests").
- -----------------------

             (a) Consent Required for Adjustment Requests Related to Consolidated or Combined Income Tax Returns. Except as provided in paragraph (b) below, each of the Companies hereby agrees that, unless the other Company consents in writing, which consent shall not be unreasonably delayed or withheld, no Adjustment Request shall be filed with respect to any Consolidated or Combined Tax Return that included the Newco Group for a Pre-Distribution Period and affects the Newco Group Tax liability. Any Adjustment Request which the Companies consent to make under this Section 4.2 shall be prepared and filed by the Responsible Company under Sections 3.2 and 3.3 for the Tax Return to be adjusted. The Company requesting the Adjustment Request shall provide to the Responsible Company all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Company.

             (b) ExcePtion for Adjustment Requests Related to Audit Adjustments. Each Company shall be entitled, without the consent of the other Company, to require NDC to file an Adjustment Request to take into account any net operating loss, net capital loss, deduction, credit, or other adjustment attributable to such Company or any member of its Group corresponding to any adjustment resulting from any audit by the Internal Revenue Service or other Taxing Authority with respect to Consolidated or Combined Income Tax Returns for any Pre-Distribution Period. In addition, NDC shall be entitled to require Newco to file a corresponding Adjustment Request with respect to Separate Company Taxes for any Pre-Distribution Periods.

             (c)    Other Adjustment Requests Permitted. Nothing in this Section
4.2 shall prevent any Company or its Affiliates from filing any Adjustment Request with respect to Tax Returns that are not Consolidated or Combined Income Tax Returns or with respect to any other Taxes; provided, however, that neither Company shall file an amended Tax Return with respect to Separate Company or Other Taxes for which the other Company is liable under this Agreement without the written consent of such other Company (which consent shall not be unreasonably withheld). If any refund or credit is obtained as a result of any such Adjustment Request (or otherwise), the parties shall recalculate the amounts that would have been paid under this Agreement based on the changes resulting in such refund or credit, and shall make such payments between them as necessary to place each in the position it would have been in had the payments made under this Agreement originally been made based on such changes.

             (d) Payment of Refunds and other Tax Benefits. Except as set forth in Section 4.2(e), any refunds or other Tax Benefits received by either Company (or any of its Affiliates) as a result of any Adjustment Request that are for the account of the other Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Affiliate received) such refund or Tax Benefit to such other Company in accordance with Article V. Notwithstanding any other provision set forth in this Section 4.2, NDC is entitled to receive the full amount of any refund resulting from the claims for refund previously filed with the IRS for the May 1987 through May 1990 Tax Periods to obtain an investment tax credit under Section 204(a)(7) of the Tax Reform Act of 1986 (Pub. L. No. 99-514, 100 Stat. 2085) and now docketed in the United States Court of Federal Claims, Nos. 97-23T and 97-580T ("ITC Refund"). In the event that the ITC Refund results in a recapture of depreciation deductions previously claimed on a NDC Federal Consolidated Return prior to the Distribution Date, the effect of such reductions shall be borne by NDC notwithstanding any other provision contained in this Agreement.

             (e)    Ordering of and Payment for Carrybacks.

                    (i) In the event that a member of the NDC Group, on the one hand, and a member of the Newco Group, on the other hand, are each entitled to carryback a Tax Item to a Pre-Distribution Period, the respective Tax Items shall be used under the rules of applicable Tax Law (which shall be, in the case of Carrybacks to such Tax Periods of the Affiliated Group of which NDC is the common parent, the rules contained in Treasury Regulation Section 1.1502-21).

                    (ii) Any Tax refund or other Tax Benefit resulting from the Carryback of any member of one Group (the "Carryback Group") of any Tax Item arising after the Distribution Date to a Pre-Distribution Period shall be for the account of the Carryback Group (and in the event Newco Group is the Carryback Group, then upon receipt of the Tax refund or other Tax Benefit NDC shall pay to Newco the amount of such Tax refund or other Tax Benefit); provided, however, that if at the time of the use of the Carryback Items of a member of the Carryback Group, a member of the other Group (the "Other Group") possesses Carryback Tax Items which, but for the ordering rule set forth in (i) above, would have been available to be used (the "Other Group Carryback") in lieu of the Carryback Group's Tax Items, then (but only to the extent of the Other Group Carryback) the Carryback Group shall not be entitled to payment of the amount of such Tax refund or Tax Benefit until the earlier of (x) the date on which a member of the Other Group claims the Other Group Carryback on a Tax Return or (y) the date on which a member of the Carryback Group would have been able to use the Carryback had it not been claimed with respect to the Pre-Distribution Period Tax Return.

                    (iii) In the event the Carryback of Tax Items of a member of the NDC Group, or the Newco Group, as the case may be, does not result in a Tax refund, due to an offsetting Tax adjustment to a member of the Other Group, then the Other Group shall promptly pay the amount of any decrease in Tax liability resulting from the Carryback claim; provided, however, that in the event the Other Group possesses Carryback Item which, but for the ordering rules set forth in (i) above would have been available to be used in lieu of the Carryback Group's Items, then (but only to the extent of the Other Group Carryback), the other Group shall not be required to pay the amount of such decrease in Tax liability to the Carryback Group until the earlier of (x) the date on which a member of the Other Group claims the Other Group Carryback on a Tax Return or
(y) the date on which a member of the Carryback Group would have been able to utilize the Carryback had it not been claimed with respect to the Pre-Distribution Period Tax Return.

     Section 4.3.   Adjustment of Tax Items.  In the event that the Carryback of
                    -----------------------
Tax Items of one Group, or a Tax adjustment attributable to such Group under the terms of this Agreement, results in the disallowance or limitation of Tax Items claimed on the Tax Return as filed, the Carryback Group shall be responsible for any increase in Tax liability resulting from the disallowance or limitation of Tax attributes; provided, however, that in the event the disallowance or limitation of Tax attributes results in a Tax Benefit resulting from the use of such Tax attributes in another Tax Period, such Tax Benefit shall be deemed to be for the account of the Carryback Group for such purposes of this Agreement.

     Section 4.4.   Adjustments on Audit.  If, upon examination by any Taxing
                    --------------------
Authority of any Tax Return including a member of the NDC Group or Newco Group for any Tax Period, any item of deduction, credit or expense is disallowed for which NDC is or may be liable for Taxes hereunder (or an item of income is required to be recognized on a Tax Return which was not reported on such Tax Return), in either such case resulting in a Tax detriment suffered by the NDC Group, and such disallowance (or recognition) results in a Tax Benefit to the Newco Group (with respect to that Tax Period or another Tax Period), then Newco shall pay to NDC the amount of such Tax Benefit that is realized in the form of an actual reduction in Tax (which shall be computed by comparing the Tax which would have been owed by Newco but for the item giving rise to the Tax Benefit with the Tax owed by Newco taking such item into account) provided, however, that in no case will the amount that Newco is required to pay to NDC with respect to such Tax Benefit exceed the corresponding Tax detriment to NDC (reduced by payments previously made by Newco to NDC with respect to such Tax Benefit). Any payment required to be made hereunder shall be made in accordance with Section 5.10. The provisions of this Section 4.4 shall apply in the same manner where an item of deduction, credit, or expense is disallowed for which Newco is or may be liable for Taxes hereunder (or any item of income is required to be recognized on a Tax Return which was not reported on such Tax Return) as where the NDC Group suffers such a detriment. For avoidance of doubt, any payment required to be made by NDC to the Newco Group under this Section 4.4 shall, to the extent applicable, be deemed as an offset to amounts owing by Newco to NDC under Section 2.1 hereof.

     Section 4.5    DCLs.
                    ----

             (a) Prior Use of DCLs. Each of the Companies acknowledge that NDC used the existing DCLs of NDC Holdings (UK) Ltd. and Global Payment Systems LLC (both of which are members of the Newco Group) during the taxable years ended May 31, 1989, through May 31, 1996, and May 31, 1998, through May 31, 2000, in accordance with the DCL Regulations.

             (b) Triggering Events. Each of the Companies acknowledge that a Triggering Event requires the recapture of DCLs but for compliance with Treasury Regulation Section 1.1503-2(g)(2)(iv)(B)(2) and other applicable DCL Regulations. Each of the Companies acknowledge that the Distribution will constitute a Triggering Event and that other transactions if consummated prior to the Distribution also may constitute a Triggering Event.

             (c) Closing Agreement. To avoid such recapture, each of the Companies shall enter into a Closing Agreement with the Internal Revenue Service with respect to the DCLs of NDC Holdings (UK) Ltd. and Global Payment Systems LLC as required under Treasury Regulation Section 1.1503-2(g)(2)(iv)(B)(2)(i) and to satisfy all other requirements of the DCL Regulations prior to the filing of the Federal Income Tax Returns applicable to the year in which the Triggering Event occurred. In addition, each of the Companies shall fully cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents (including accounting firms and legal counsel), as provided in
Article VI, to obtain such a Closing Agreement and to satisfy all other requirements of the DCL Regulations.

             (d) Covenants Regarding Future Periods. Newco shall not use any of the existing DCLs of NDC Holdings (UK) Ltd. and Global Payment Systems LLC (both of which are members of the Newco Group) to offset income taxable in the United Kingdom. In the event that Newco so uses the existing DCLs and causes recapture of the DCLs, Newco shall be solely liable for all Taxes and interest generated by such action.

                                   ARTICLE V
                    Tax Payments and Intercompany Billings

     Section 5.1.   Payment of Taxes With Respect to NDC Federal Consolidated
                    ---------------------------------------------------------
Returns.  In the case of any NDC Federal Consolidated Return:
- -------

             (a) Computation and Payment of Tax Due. At least ten business days prior to any Payment Date, NDC shall compute the amount of Tax required to be paid to the Internal Revenue Service (taking into account the requirements of Section 3.4 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and shall notify Newco in writing of the amount of Tax required to be paid on such Payment Date. NDC will pay such amount to the Internal Revenue Service on or before such Payment Date.

             (b) Computation and Payment of Newco Liability With Respect to Tax Due. Within 30 days following any Payment Date, Newco will pay to NDC the excess (if any) of:

                    (i) the amount of liability determined as of such Payment Date with respect to the applicable Tax Period allocable to Newco in a manner consistent with the provisions of Section 2.1, over

                    (ii) the amount equal to the cumulative net payments with respect to such Tax Return prior to such Payment Date made by Newco or members of its Group.

If the amount in clause (ii) above is greater than the amount in clause (i) above as of any Payment Date, then NDC shall pay such excess to Newco within 30 days following the Payment Date.

             (c) Interest on Intergroup Tax Allocation Payments. In the case of any payments to NDC required under paragraph (b) of this Section 5.1, Newco also shall pay to NDC an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date until the date of Newco's subsequent payment. In the case of any payments by NDC required under paragraph (b) of this Section 5.1, NDC also shall pay to Newco an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date until the date of NDC's subsequent payment of such amount to Newco.

     Section 5.2.   Payment of Federal Income Tax Related to Adjustments.
                    ----------------------------------------------------

             (a) Adjustments Resulting in Underpayments. NDC shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of any adjustment to the Tax liability with respect to any NDC Federal Consolidated Return. Newco shall pay to NDC an amount that is attributable to a permanent Tax Item and that is allocable to Newco under
Section 2.1 within 30 days from the later of (i) the date the additional Tax was paid by NDC or (ii) the date of receipt by Newco of a written notice and demand from NDC for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.2(a) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by NDC to the date of the payment under this
Section 5.2(a).

             (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by NDC of any Tax Benefit resulting from any adjustment to the Tax liability with respect to any NDC Federal Consolidated Return, NDC shall pay to Newco its share of any such Tax Benefit that is attributable to a permanent Tax Item, as determined in accordance with the principles of Section 2.1 and Article
IV. Any payments required under this Section 5.2(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by NDC to the date of payment to Newco under this Section 5.2(b).

     Section 5.3.   Payment of State Income Tax Relating to Pre-Distribution
                    --------------------------------------------------------
Periods.
- -------

             (a) Computation and Payment of Tax Due. At least three business days prior to any Payment Date for any Tax Return with respect to any State Income Tax relating to a Pre-Distribution Period, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Taxing Authority (taking into account the requirements of Section 3.4 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and:

                    (i) If such Tax Return is with respect to a Consolidated or Combined State Income Tax, the Responsible Company shall, if NDC is not the Responsible Company with respect to such Tax Return, notify NDC in writing of the amount of Tax required to be paid on such Payment Date. NDC will pay such amount to such Taxing Authority on or before such Payment Date.

                    (ii) If such Tax Return is with respect to a Separate Company Tax, the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Taxing Authority on or before such Payment Date.

             (b) Computation and Payment of Newco Liability With Respect to Tax Due. Within 30 days following the due date (including extensions) for filing any Tax Return for any Consolidated or Combined State Income Tax (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) relating to a Pre-Distribution Period, Newco shall pay to NDC the Tax liability allocable to Newco as determined by NDC under the provisions of Section 2.1 and Article IV, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the due date (including extensions) to the date of payment by Newco to NDC.

     Section 5.4.   Payment of State Income Taxes Related to Adjustments.
                    ----------------------------------------------------

             (a) Adjustments Resulting in Underpayments. NDC shall pay to the applicable Taxing Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the Tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period. Newco shall pay to NDC its respective share of any such additional Tax payment that is attributable to a permanent Tax Item determined in accordance with Section 2.1 and Article IV within 30 days from the later of
(i) the date the additional Tax was paid by NDC or (ii) the date of receipt by Newco of a written notice and demand from NDC for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Newco also shall pay to NDC interest on its respective share of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by NDC to the date of its payment to NDC under this Section 5.4(a).

             (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by NDC of any Tax Benefit resulting from any adjustment to the Tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period, NDC shall pay to Newco its share of any such Tax Benefit that is attributable to a permanent Tax Item, as determined in accordance with the principles of Section 2.1 and Article IV. Any payments required under this Section 5.4(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by NDC to the date of payment under this Section 5.4(b).

     Section 5.5.   Payment of Separate Company Taxes and Other Taxes.  Each
                    -------------------------------------------------
Company shall pay, or shall cause to be paid, to the applicable Taxing Authority when due all Separate Company Taxes and Other Taxes owed by such Company or a member of such Company's Group.

     Section 5.6.   Indemnification Payments.  If any Company (the "payor") is
                    ------------------------
required to pay to a Taxing Authority a Tax that another Company (the "responsible party") is required to pay to such Taxing Authority under this Agreement, the responsible party shall reimburse the payor within 30 days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Taxing Authority to the date of reimbursement under this Section 5.6.

     Section 5.7.   [Reserved]

     Section 5.8.   Payment of Refunds and Other Tax Benefits.
                    -----------------------------------------

             (a) Except as otherwise provided in this Agreement, if a member of one Group receives a Tax refund or other Tax Benefit with respect to Taxes for which a member of the other Group is liable hereunder, the Company receiving such Tax refund shall make a payment to the Company who is liable for such Taxes hereunder within 30 days following the receipt of the Tax refund in an amount equal to such Tax refund, plus interest on such amount computed at the Prime Rate based on the number of days from the date of receipt of the Tax refund to the date of payment under this Section 5.8. Notwithstanding any other provision set forth in Section 5.8, NDC is entitled to receive the full amount of the ITC Refund as defined in Section 4.2(d) and shall bear the effect of any recapture of depreciation deductions resulting from such refund.

             (b) In the event one Group is reimbursed for its payment of a Tax liability of the other Group, the amount of such reimbursement shall be computed net of any Tax Benefit realized by the reimbursed Group as the result of payment of the other Group's Tax liability.

     Section 5.9.   Payment for Carrybacks.  Each Company shall pay the other
                    ----------------------
Company for Carrybacks in accordance with Section 4.2(e). Any such payment shall include interest at the Prime Rate based on the number of days from the date the Company is required to make the payment under Section 4.2(e) to the date the Company actually makes the payment.

     Section 5.10.  Payment for Adjustments on Audit. Any payment required under
                    --------------------------------
Section 4.4 shall be made within 30 days of the due date (including any extensions) of the Tax Return on which the Tax Benefit described in that section is claimed. Such payment shall include interest computed at the Prime Rate based on the number of days from such due date to the date the payment is made.

     Section 5.11.  Interest Netting.  Each of the NDC Group and the Newco Group
                    ----------------
shall be entitled to avail itself of the benefits of the interest netting provisions contained in Revenue Procedures 99-43 and 2000-26 and any subsequent published guidance with respect to federal income tax refunds and deficiencies for which it is liable under this Agreement. If one of the Groups has a net overpayment of income tax for one or more years after application of any underpayments of that Group from other years, and the other Group has a net underpayment of income for one or more years after application of any overpayments of that Group from other years, then the interest netting provision shall be applied to offset such net overpayment against such net underpayment to the maximum extent possible in order to realize the benefits of the interest netting provisions. The interest-savings resulting from any offset of a net overpayment of one Group against a net underpayment of the other Group shall be shared equally between the NDC Group and the Newco Group.

                                  ARTICLE VI
                          Assistance and Cooperation

     Section 6.1.   General.  Each of the Companies shall cooperate (and cause
                    -------
their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed and (v) complying with the DCL Regulations to avoid any recapture of the DCLs of NDC Holdings (UK) Ltd. and Global Payment Systems LLC. Such cooperation shall include making all information and documents in their possession relating to the other Companies and their Affiliates available to such other Companies as provided in Article VII. Each of the Companies also shall make available to each other, as reasonably requested and available, personnel (including officers, directors, employees, and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Article VI shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

     Section 6.2.   Income Tax Return Information.  Each Company will provide to
                    -----------------------------
each other Company information and documents relating to their respective Groups required by the other Companies to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.

                                  ARTICLE VII
                                  Tax Records

     Section 7.1.   Retention of Tax Records.  Except as provided in Section
                    ------------------------
7.2, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of their respective Groups for Pre-Distribution Tax Periods, and NDC shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, as extended, and (ii) seven years after the Distribution Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records that it is required to preserve and keep under this Article VII are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior written notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

     Section 7.2.   State Income Tax Returns.  Tax Returns with respect to State
                    ------------------------
Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the guidelines of
Section 7.1, by the Company responsible for preparing and filing the applicable Tax Return.

     Section 7.3.   Access to Tax Records.  The Companies and their respective
                    ---------------------
Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably requested by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

                                 ARTICLE VIII
                                 Tax Contests

     Section 8.1.   Notice.  Each of the parties shall provide prompt notice to
                    ------
the other party of any pending or threatened Tax audit, assessment, or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

     Section 8.2.   Control of Tax Contests.  Each Company shall have full
                    -----------------------
responsibility and discretion in handling, settling, or contesting any Tax Contest involving a Tax for which it is liable pursuant to Article II of this Agreement. If a Tax Contest proceeding involves both (a) one or more issues for which NDC is liable under this Agreement and (b) one or more issues for which Newco is liable under this Agreement, then NDC and Newco shall cooperate with each other to allow each party to conduct the Tax Contest with respect to those issues for which such party is liable. Furthermore, NDC may participate in any Tax Contest with respect to Restructuring Taxes regardless of whether it has liability or indemnification obligations with respect to such Taxes under this Agreement.

                                  ARTICLE IX
                            No Inconsistent Actions

     Section 9.1 Each of the Companies covenants and agrees that it will not take any action, and it will cause its Affiliates to refrain from taking any action, which may be inconsistent with the Tax treatment of the Transactions as contemplated in the IRS Private Letter Ruling (any such action is referred to in this Article IX as a "Tainting Act"), unless (i) the Company or Affiliate thereof proposing such Tainting Act (the "Requesting Party") either (A) obtains a ruling with respect to the Tainting Act from the Internal Revenue Service or other applicable Taxing Authority that is reasonably satisfactory to the other Company (the "Requested Party") (except that the Requesting Party shall not submit any such ruling request if a Requested Party determines in good faith that filing such request might have a materially adverse effect upon such Requested Party), or (B) obtains an unqualified opinion reasonably acceptable to each Requested Party of independent nationally recognized tax counsel acceptable to each Requested Party, on a basis of assumed facts and representations consistent with the facts at the time of such action, that such Tainting Act will not affect the Tax treatment of the Transactions as contemplated in the IRS Private Letter Ruling, and (ii) each Requested Party consents in writing to such Tainting Act, which consent shall not be unreasonably withheld. Without limiting the foregoing:

             (a) Specified Actions. During the two year period following the Distribution Date, unless clause (i) and (ii) of the preceding paragraph are satisfied with respect to the applicable action, no Company or its Affiliate will (A) liquidate or merge with or into any other corporation (other than a merger which results in the outstanding stock of such Company or its Affiliates immediately before the merger continuing to represent at least fifty-five (55) percent of the outstanding voting stock and non-voting stock of the merged corporations after the transaction); (B) issue more than thirty-five (35) percent, by vote or value, of its capital stock in one or more transactions; (C) redeem, purchase, or otherwise reacquire its capital stock in one or more transactions, except to the extent such redemption, purchase, or reacquisition meets the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696; (D) sell, exchange, distribute, or otherwise dispose of, other than in the ordinary course of business, more than forty (40) percent of the assets constituting the trades or businesses relied upon in the IRS Private Letter Ruling to satisfy Section 355(b) of the Code; (E) discontinue or cause to be discontinued the active conduct of the trades or businesses relied upon in the IRS Private Letter Ruling to satisfy Section 355(b) of the Code; or (F) engage in any Section 355(e) Event, as defined in Section 2.4(b) of this Agreement.

             (b) No Inconsistent Plan or Intent. Each of the Companies represents and warrants that neither it nor any of its Affiliates has any plan or intent to take any action which is inconsistent with any factual statements or representations in the IRS Private Letter Ruling.

             (c)    Section 355(e) Covenant. Without in any manner limiting
Section 9.1(a) or (b) immediately above, each of NDC and Newco covenants and agrees that, during the two-year periods ending on and beginning on the Distribution Date, unless clause (a) or (b) of Section 9.1 of this Agreement is satisfied with respect to the applicable action, it will not enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, option grants, capital contributions, or acquisitions), which may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly NDC or Newco stock, as the case may be, representing a "50 percent or greater interest" within the meaning of Section 355(e)(4) of the Code.

             (d) Amended or Supplemental Rulings. Each of the Companies covenants and agrees that it will not file, and it will cause its Affiliates to refrain from filing, any amendment or supplement to the IRS Private Letter Ruling request with respect to the Transactions subsequent to the Distribution Date without the consent of the other Companies, which consent shall not be unreasonably withheld.

     Section 9.2 Notwithstanding anything to the contrary in this Agreement, each Company shall be solely liable for, and shall indemnify and hold harmless the other Company from any Restructuring Tax resulting from a Tainting Act by such first Company or its Affiliates, regardless of whether clause (a) or (b) of
Section 9.1 was satisfied with respect to such Tainting Act.

                                   ARTICLE X
                            Survival of Obligations

     The representations, warranties, covenants, and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

                                  ARTICLE XI
                               Employee Matters

     Each of the Companies agrees to utilize, or cause its Affiliates to utilize, the alternate procedure set forth in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, with respect to wage reporting.

                                  ARTICLE XII
                      Treatment of Payments; Tax Gross Up

     Section 12.1.  Treatment of Tax Indemnity and Tax Benefit Payments.  In the
                    ---------------------------------------------------
absence of any change in Tax treatment under the Code or other applicable Tax Law, any Tax indemnity payments or Tax Benefit payments made by a Company under
Article V shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution on the Distribution Date.

     Section 12.2.  Tax Gross Up.  If, notwithstanding the manner in which Tax
                    ------------
indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the

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

payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

     Section 12.3.  Interest Under This Agreement.  Anything herein to the
                    -----------------------------
contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Taxing Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date indemnitor paid the indemnitee with respect to such Tax Benefit, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section
12.2 to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

                                 ARTICLE XIII
                                 Disagreements

     If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to an accounting firm acceptable to each of the parties (the "Accounting Firm"); provided that such firm cannot then be acting as the internal or external accountants for either party. The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Article XV, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

                                  ARTICLE XIV
                                 Late Payments

     Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded on each March 31, June 30, September 30, and December 31, from the due date of the payment to the date paid. To the extent interest required to be paid under this Article XIV duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article XIV or the interest rate provided under such other provision.

                                  ARTICLE XV
                                   Expenses

    Except as provided in Article XIII, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

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

                                  ARTICLE XVI
                              General Provisions

     Section 16.1.  Notices.  All notices and other communications hereunder
                    -------
shall be in writing and shall be delivered in person, by telecopy, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                    (a) If to NDC, to:

                        National Data Corporation
                        National Data Plaza
                        Atlanta, Georgia 30329
                        Attention: General Counsel

                    (b) If to Newco, to:

                        Global Payments Inc.
                        4 Corporate Boulevard, N.E.
                        Atlanta, Georgia 30329
                        Attention: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Any notice or communication delivered in person shall be deemed effective on delivery or when delivery is refused. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent.

     Section 16.2.  Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

     Section 16.3.  Binding Effect; Assignment.  This Agreement and all of the
                    --------------------------
provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of either party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, which consent shall not 'be unreasonably withheld or delayed; provided, however, that NDC and Newco may assign their respective rights, interests, duties, liabilities, and obligations under this Agreement to any of their respective subsidiaries, but such assignment shall not relieve NDC or Newco, as the assignee, of its obligations hereunder.

     Section 16.4.  Dispute Resolution.  Resolution of any and all disputes
                    ------------------
arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of Article XIII and this Section
16.4. The parties hereto shall use all commercially reasonable efforts to settle all Disputes

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

without resorting to mediation, arbitration, litigation, or other third party dispute resolution mechanisms. If any Dispute remains unsettled, the parties hereby agree to mediate such Dispute using a mediator reasonably acceptable to all parties involved in such Dispute. If the parties are unable to resolve such dispute through mediation, each party will be free to commence proceedings for the resolution thereof. No party shall be entitled to consequential, special, exemplary, or punitive damages.

     Section 16.5.  Severability.  Any provision of this Agreement which is
                    ------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 16.6.  Waiver.  The observance of any term of this Agreement may be
                    ------
waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

     Section 16.7.  Amendment.  This Agreement may not be amended or modified in
                    ---------
any respect except by a written agreement signed by both of the parties hereto.

     Section 16.8.  Authority.  Each of the parties hereto represents to the
                    ---------
other that (i) it has the corporate power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery, and performance of this Agreement by it hits been duly authorized by all necessary corporate action,
(iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its term subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and general equity principles.

     Section 16.9.  Interpretation.  The headings contained in this Agreement
                    --------------
and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

     Section 16.10. Effective Time.  This Agreement shall become effective upon
                    --------------
the closing of the Distribution.

                           [Signatures on Next Page]

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.



                    NATIONAL DATA CORPORATION

                           By:     /s/ Randolph L. M. Hutto
                                   ------------------------
                           Name:   Randolph L. M. Hutto
                           Title:  Chief Financial Officer



                    GLOBAL PAYMENTS INC.

                           By:     /s/ Paul R. Garcia
                                   ----------------------------
                           Name:   Paul R. Garcia
                           Title:  Chief Executive Officer

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